Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-5769 and Form S-8 (Nos. 333-61239, 333-12159 and
333-12157) of Regent Assisted Living, Inc. of our report dated May 10, 2002, except for Note 5 as to which the date is October 1, 2002; Notes 7, 10 and 12 as to which the date is November 7, 2002; Note 8 as to which the date is September 10, 2002; and Note 15, as to which the date is September 18, 2002, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP

Portland, Oregon
November 7, 2002